EXHIBIT 10.1

PURCHASE AGREEMENT

between

SharpLink Gaming Ltd., SLG 1 Holdings, LLC, & SHGN Acquisition Corp.

and

RSports Interactive, Inc.

dated as of

January 18, 2024

PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of January 11, 2024, is entered into between SharpLink Gaming Ltd., an Israeli limited company, (“Parent Seller”); and SLG 1 Holdings, LLC, a Delaware limited liability company, (“Subsidiary Seller”); SHGN Acquisition Corp., a Delaware corporation, (“SHGN”), (collectively “Seller”), and RSports Interactive, Inc., a Minnesota corporation, (“Buyer”).

Recitals

WHEREAS, the Seller owns and operates multiple fantasy sports gaming platforms, including fantasy sports contests, fantasy sports research tools, fantasy sports simulations, and fantasy sports cash management (the “Business”); and

WHEREAS, Parent Seller owns all of the issued and outstanding membership interests of Subsidiary Seller; (the Subsidiary Seller and Parent Seller are referred to collectively as “Seller”);

WHEREAS, the Business is conducted by the Targets and the Acquired Subsidiaries;

WHEREAS, the Subsidiary Seller owns all of the issued and outstanding membership interests of Sports Technologies, LLC, a Minnesota limited liability company, (“STech”); Holdings Quin, LLC, a Minnesota limited liability company, (“Quin”), (collectively with SHGN, the “Targets”);

WHEREAS, Parent Seller owns all of the issued and outstanding shares of common stock of SHGN;

WHEREAS, SHGN owns all of the issued membership interests in SportsHub Reserve, LLC, (“SHReserve”), a Minnesota limited liability company; SportsHub PA, LLC, (“SHPA”), a Pennsylvania limited liability company, and SportsHub Holdings, LLC, (“SHHoldings”), a Minnesota limited liability company, and SportsHub Operations, LLC, (“SHOperations”), a Minnesota limited liability company (SHReserve, SHPA, SHHoldings, and SHOperations, collectively, the “SHGN Subsidiaries”);

WHEREAS, SHHoldings owns all of the issued membership interests in Virtual Fantasy Games Acquisitions, LLC, (“Virtual”), a Minnesota limited liability company; LeagueSafe Management, LLC, (“LSM”), a Minnesota limited liability company, and SportsHub Regulatory, LLC, (“SHRegulatory”), a Minnesota limited liability company (Virtual, LSM, and SHRegualtory, collectively, the “SH Subsidiaries”)

WHEREAS, SHRegulatory owns all of the issued membership interests in SportsHub Player Reserve, LLC, (“SHPlayer Reserve”), a Minnesota limited liability company (SHPlayer Reserve, the SHGN Subsidiaries and the SHHoldings Subsidiaries, collectively, the “Acquired Subsidiaries”)

WHEREAS, Seller desires to sell and Buyer desires to purchase the Targets and, indirectly, the Acquired Subsidiaries pursuant to the terms herein by acquiring all of their respective common stock and membership interests (collectively, “Equity”);

WHEREAS, at Closing, as defined below, (i) Parent Seller shall cause its direct subsidiary SHGN to sell, assign and transfer all Equity of SHOperations and SHHoldings and (ii) Subsidiary Seller shall sell, assign, and transfer the Equity of STech and Quinn (together, the “Closing Equity”);

WHEREAS, Parent Seller has segregated certain entities licensed by the Pennsylvania Gaming Control Board, (the “Gaming Board”), that includes SHGN and its wholly owned subsidiaries SHPA and SHReserve, (SHGN with such subsidiaries, collectively, the the “PA Subsidiaries”), and Parent Seller and Buyer have agreed to a Closing of this Agreement subject to a “Post Closing Assignment Agreement” that assigns the Equity of SHGN (the “Post-Closing Equity”) to Buyer conditioned upon the consent of the Gaming Board pursuant to 4 Pa.C.S.§ § 1201(f), 1202(a) and (b)(25) and (30) and 1206; and

WHEREAS, upon the consent of the Gaming Board as contemplated by the Post Closing Assignment Agreement, the Post-Closing Equity shall be transferred to Buyer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Acquired Subsidiaries” has the meaning set forth in the recitals.

“Agreement” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Minneapolis, MN are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Equity” has the meaning set forth in the recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” has the meaning set forth in Section 3.11(b).

“Data Room” means the electronic documentation site established by Corporate Law Partners, PLLC utilizing BOX (https://corporatelawpartners.app.box.com/folder/239278878729) on behalf of Sellers containing the documents set forth in the index included in Section 1.01(a) of the Disclosure Schedules.1

“Deductible” has the meaning set forth in Section 7.04(a).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 8.01(b)(i).

“Employees” means those Persons employed by a Target or Acquired Subsidiary immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging any Liability (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law in effect as of the date of this Agreement, and any Governmental Order or binding agreement with any Governmental Authority in effect as of the date of this Agreement: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity” has the meaning set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.06.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in ARTICLE III or ARTICLE IV, made by such party, (a) with respect to Seller, to Seller’s Knowledge or (b) with respect to Buyer, to Buyer’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means all Liabilities of any Target or any Acquired Entity (a) for borrowed money, (b) evidenced by a note, bond, debenture or similar instrument, (c) created or arising under any capital lease or conditional sale, contingent or otherwise, (d) under letters of credit, banker’s acceptances or similar credit transactions, (e) for the deferred purchase price of property or services with respect to which any Target or Acquired Entity is liable, contingently or otherwise, as obligor or otherwise, (f) secured by a lien on any Target’s or any Acquired Entity’s assets, (g) for any other Person’s obligation or indebtedness, whether as obligor, guarantor or otherwise, (h) for interest on any of the foregoing and/or (i) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Insurance Policies” has the meaning set forth in Section 3.12.]

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section [1.01(b)] of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.10(b).

“Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, asserted or unasserted, choate or inchoate, secured or unsecured, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Losses” means actual out-of-pocket losses, damages, Liabilities, costs or expenses, including reasonable attorneys’ fees.

“LSM” means LeagueSafe Management, LLC, a Minnesota limited liability company, which is a wholly owned subsidiary of SHHoldings.

“LSM Investment Policy” means SHHoldings and LSM’s obligations and duties pursuant to the Investment Policy and the associated agreements by and between LSM and SHHoldings as identified in the following agreements: Collateral Agent Agreement, Services Agreement, and Security Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, prospects, results of operations, financial condition or assets of a Target or Acquired Subsidiary, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which a Target or Acquired Subsidiary operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP); (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with a Target; (ix) any natural or man-made disaster or acts of God; or (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by a Target to meet any internal or published projections, forecasts or revenue or earnings predictions; provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded and; provided further, that in the case of each of clauses (i), (ii), (iii), (iv), (vii), (ix), and/or (x), any such event, occurrence, fact, condition or change will be deemed a Material Adverse Effect if it has a disproportionate adverse effect on the Business, taken as a whole, relative to the adverse effect such event, occurrence, fact, condition or change has on other businesses in the industry or markets in which the Business operates.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Organizational Documents” means the charter, articles of incorporation or certificate of incorporation and by-laws, as applicable and as amended, of a corporation, and the articles of organization or certificate of formation and operating agreement, as applicable and as amended, of a limited liability company.

“Parent Seller” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Equity” has the meaning set forth in the recitals.

“Privileged Communications” has the meaning set forth in Section 9.13(b).

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(b).

“Real Property” means the real property owned by, or leased or subleased to, a Target or Acquired Subsidiary, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Schedule Supplement” has the meaning set forth in Section 5.03.

“Seller” has the meaning set forth in the recitals.

“Seller Group” has the meaning set forth in Section 9.13(a)(i).

“Seller Group Law Firm” has the meaning set forth in Section 9.13(a)(i).

“SHHoldings” means SportsHub Holdings, LLC, a Minnesota limited liability company, which is a wholly owned subsidiary of SHGN.

“SHOperations” means SportsHub Operations, LLC, a Minnesota limited liability company, which is a wholly owned subsidiary of SHGN.

“SHPA” means SportsHub PA, LLC, a Pennsylvania limited liability company, which is a wholly owned subsidiary of SHGN.

“SHPlayer Reserve” means SportsHub Player Reserve, LLC, a Minnesota limited liability company which is a wholly owned subsidiary of SHRegulatory.

“SHRegulatory” means SportsHub Regulatory, LLC, a Minnesota limited liability company which is a wholly owned subsidiary of SHHoldings.

“SHReserve” means SportsHub Reserve, LLC, a Minnesota limited liability company. which is a wholly owned subsidiary of SHGN

“Subsidiary Seller” has the meaning set forth in the preamble.

“Targets” has the meaning set forth in the recitals.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Virtual” means Virtual Fantasy Games Acquisitions, LLC, a Minnesota limited liability company, which is a wholly owned subsidiary of SHHoldings.

ARTICLE II
Purchase and sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Equity for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Equity shall be $22,500,000 (the “Purchase Price”).

Section 2.03 Transactions to be Effected at the Closing. The following events shall constitute the Closing in the following sequential order of events:

(a) First, Seller shall deliver to Buyer:

(i) such instruments of transfer required or reasonably requested by Buyer to transfer and assign the Closing Equity to the Buyer;

(ii) a duly executed Post Closing Funds Management Agreement;

(iii) a duly executed Post Closing Assignment Agreement;

(iv) a duly executed Transition Services Agreement; and

(v) a duly executed Post Closing Covenant Agreement.

(vi) all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.02 of this Agreement.

(b) Second, Buyer shall deliver to Seller:

(i) all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.03 of this Agreement; and

(ii) a duly executed Post Closing Funds Management Agreement;

(iii) a duly executed Post Closing Assignment Agreement;

(iv) a duly executed Transition Services Agreement; and

(v) a duly executed Post Closing Covenant Agreement.

(c) Upon the foregoing transfer of Closing Equity, exchange of executed documents, and the consent of the Parties, Buyer shall immediately deliver cash (i) to Platinum Bank, (“Lender”), in an amount to pay off all Indebtedness of the Seller, Targets and Acquired Companies, (the “Payoff Amount”), pursuant to a payoff letter or similar instrument provided by Lender no later than one (1) Business Day prior to the Closing Date and (ii) to Seller in an amount equal to the Purchase Price less the Payoff Amount to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date (together, the “Purchase Price Transaction”);

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Closing Equity contemplated hereby shall take place at a closing (the “Closing”) to be held at on or before the close of business on January 18, 2024, to be held by the parties by the remote exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Post-Closing Equity shall be transferred to Buyer after the Closing in accordance with the Post Closing Assignment Agreement

ARTICLE III
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing.

Section 3.01 Organization and Authority of Sellers:

(a) Parent Seller. Parent Seller is a corporation duly organized, validly existing and in good standing under the Laws of Israel. Parent Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent Seller of this Agreement, the performance by Parent Seller of its obligations hereunder and the consummation by Parent Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent Seller. No consent or vote by the shareholders of Parent Seller is required to authorize or consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Parent Seller, enforceable against Parent Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Subsidiary Seller. Subsidiary Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Subsidiary Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Subsidiary Seller of this Agreement, the performance by Subsidiary Seller of its obligations hereunder and the consummation by Subsidiary Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Subsidiary Seller. This Agreement has been duly executed and delivered by Subsidiary Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Subsidiary Seller, enforceable against Subsidiary Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of Targets and the Acquired Subsidiaries.

(a) Organization, Authority and Qualification of SHGN. SHGN is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. SHGN is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by SHGN in connection with this Agreement will be duly authorized on or prior to the Closing.

(b) Organization, Authority and Qualification of STech. STech is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Minnesota and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. STech is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by STech in connection with this Agreement will be duly authorized on or prior to the Closing.

(c) Organization, Authority and Qualification of Quin. Quin is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Minnesota and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Quin is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by Quin in connection with this Agreement will be duly authorized on or prior to the Closing.

(d) Organization, Authority and Qualification of Acquired Subsidiaries.

(i) Virtual is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Minnesota and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Virtual is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by Virtual in connection with this Agreement will be duly authorized on or prior to the Closing.

(ii) LSM is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Minnesota and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. LSM is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by LSM in connection with this Agreement will be duly authorized on or prior to the Closing.

(iii) SHReserve is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Minnesota and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. SHReserve is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by SHReserve in connection with this Agreement will be duly authorized on or prior to the Closing.

(iv) SHOperations is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Minnesota and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. SHOperations is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by SHOperations in connection with this Agreement will be duly authorized on or prior to the Closing.

(v) SHHoldings is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Minnesota and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. SHHoldings is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by SHHoldings in connection with this Agreement will be duly authorized on or prior to the Closing.

(vi) SHRegulatory is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Minnesota and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. SHRegulatory is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by SHRegulatory in connection with this Agreement will be duly authorized on or prior to the Closing.

(vii) SHPlayers Reserve, is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Minnesota and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. SHPlayers Reserve is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by SHPlayers Reserve in connection with this Agreement will be duly authorized on or prior to the Closing.

(viii) SHPA, is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Pennsylvania and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. SHPA is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by SHPA in connection with this Agreement will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization of Targets and Acquired Subsidiaries.

(a) SHGN

(i) The authorized capital stock of SHGN consists of 1,000 shares of common stock, par value of $0.0001per share, of which 1,000 shares are outstanding and issued to the Parent Seller. All of such shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Parent Seller, free and clear of all Encumbrances, other than those Encumbrances set forth in Section 3.03(a) of the Disclosure Schedules.

(ii) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of SHGN or obligating Parent Seller or SHGN to issue or sell any shares of capital stock of, or any other interest in, SHGN. SHGN does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of SHGN.

(iii) SHGN is the record owner of and has good and valid title to the equity and membership interests of all of the Acquired Subsidiaries, either as wholly owned direct or indirect subsidiaries, (“AS Membership Interests”), free and clear of all Encumbrances. The AS Membership Interests constitute 100% of the total issued and outstanding membership interests and equity in the Acquired Subsidiaries and there are no other issued and outstanding equity interests in the Acquired Subsidiaries. The AS Membership Interests have been duly authorized and are validly issued, fully paid and non-assessable. The AS Membership Interests were issued in compliance with applicable Laws. The AS Membership Interests were not issued in violation of the Organizational Documents of any Acquired Subsidiary or any other agreement, arrangement, or commitment to which Subsidiary Seller, Parent Seller, or an Acquired Subsidiaries is a party and are not subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the AS Membership Interest obligating any Acquired Subsidiary to issue or sell any AS Membership Interest. There are no outstanding or authorized equity appreciation, profit participation, phantom equity or similar equity-based rights with respect to the Acquired Subsidiaries. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the AS Membership Interests.

(iv)

(b) STech

(i) Subsidiary Seller is the record owner of and has good and valid title to the equity and membership interests of STech (“Stech Membership Interests”), free and clear of all Encumbrances. The Stech Membership Interests constitute 100% of the total issued and outstanding membership interests and equity in STech and there are no other issued or outstanding equity interests in STech. The Stech Membership Interests have been duly authorized and are validly issued, fully paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Stech Membership Interests, free and clear of all Encumbrances. The Stech Membership Interests were issued in compliance with applicable Laws. The Stech Membership Interests were not issued in violation of the Organizational Documents of STech or any other agreement, arrangement, or commitment to which Subsidiary Seller, Parent Seller, or STech is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(ii) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests or other equity interests in STech or obligating Seller or STech to issue or sell any membership interests (including the Membership Interests), or any other interest, in the STech. There are no outstanding or authorized equity appreciation, profit participation, phantom equity or similar equity-based rights with respect to the STech. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Stech Membership Interests.

(c) Quin

(i) Subsidiary Seller is the record owner of and has good and valid title to the equity and membership interests of Quin (“Quin Membership Interests”), free and clear of all Encumbrances. The Quin Membership Interests constitute 100% of the total issued and outstanding membership interests in Quin and there are no other issued or outstanding equity interests in Quin. The Quin Membership Interests have been duly authorized and are validly issued, fully paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Quin Membership Interests, free and clear of all Encumbrances. The Quin Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of Quin or any other agreement, arrangement, or commitment to which Subsidiary Seller, Parent Seller, or Quin is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(ii) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests or other equity interests in the Quin or obligating Seller or the Quin to issue or sell any membership interests (including the Quin Membership Interests), or any other interest, in Quin. There are no outstanding or authorized equity appreciation, profit participation, phantom equity or similar equity-based rights with respect to Quin. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Quin Membership Interests.

Section 3.04 Acquired Subsidiaries.

(a) SHGN is the sole owner of the SHGN Subsidiaries. SHGN does not own or have any interest in any equity or any other ownership interest in any other Person.

(b) SHHoldings is the sole owner of the SH Subsidiaries. SHHoldings does not own or have any interest in any equity or any other ownership interest in any other Person.

(c) LSM does not own or have any interest in any equity or any other ownership interest in any other Person.

(d) SHReserve does not own or have any interest in any equity or any other ownership interest in any other Person.

(e) SHPA does not own or have any interest in any equity or any other ownership interest in any other Person.

(f) SHOperations does not own or have any interest in any equity or any other ownership interest in any other Person.

(g) SHRegulatory is the record owner of and has good and valid title to 100% of the equity and membership interests of SHPlayers Reserve as wholly owned subsidiary, free and clear of all Encumbrances. SHRegulatory does not own or have any interest in any equity or any other ownership interest in any other Person.

(h) SHPlayers Reserve does not own or have any interest in any equity or any other ownership interest in any other Person.

(i) Virtual does not own or have any interest in any equity or any other ownership interest in any other Person.

Section 3.05 No Conflicts; Consents.

(a) Parent Seller. The execution, delivery and performance by Parent Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the charter or by-laws of Parent Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent Seller; or (c) except as set forth in Section 3.05 of the Disclosure Schedules, (i) require the consent, approval, authorization, registration or filing with, notices to, or actions by, any Governmental Authority or any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, NASDAQ) or (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract.

(b) Subsidiary Seller. The execution, delivery and performance by Subsidiary Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the charter or operating agreement of Subsidiary Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Subsidiary Seller; or (c) except as set forth in Section 3.05 of the Disclosure Schedules, (i) require the consent, approval, authorization, registration or filing with, notices to, or actions by, any Governmental Authority or any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, NASDAQ) or (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract.

(c) SHGN. The execution, delivery and performance by SHGN of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the charter or operating agreement of Subsidiary Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Subsidiary Seller; or (c) except as set forth in Section 3.05 of the Disclosure Schedules, (i) require the consent, approval, authorization, registration or filing with, notices to, or actions by, any Governmental Authority or any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, NASDAQ) or (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract.

Section 3.06 Financial Statements. Copies of Seller Parent’s audited financial statements consisting of the balance sheet as of December 31 in each of the years 2021 and 2022 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Seller Parent and the related statements of income and retained earnings, stockholders’ equity and cash flow as of and for the year to date period ended November 30, 2023 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to Buyer in the Data Room. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Targets and Acquired Subsidiaries as of the respective dates they were prepared and the results of the operations of the Targets and Acquired Subsidiaries for the periods indicated. The balance sheet of each Target as of December 31, 2022 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of each Target as of November 30, 2023, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

Section 3.07 Undisclosed Liabilities. The Targets and Acquired Subsidiaries have no Liabilities or Indebtedness except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount, and (c) those set forth on Section 3.07 of the Disclosure Schedules.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 3.08 of the Disclosure Schedules, Since January 1, 2023, each of the Targets and Acquired Subsidiaries have operated in the ordinary course of business in all material respects and there has not been, with respect to any of the Targets or Acquired Subsidiaries, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, a Material Adverse Effect;

(b) material amendment of the charter, by-laws, operating agreement, or other Organizational Documents;

(c) split, combination or reclassification of any equity;

(d) issuance, sale or other disposition of any of its capital stock or equity, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or equity;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or equity or redemption, purchase or acquisition of its capital stock or equity;

(f) material change in any method of accounting or accounting practice, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g) incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $100,000, except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(h) increase in the compensation of its Employees, other than as provided for in any written agreements or in the ordinary course of business;

(i) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $250,000;

(j) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(k) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements to which a Target and/or Acquired Subsidiary is a party (together with all Leases listed in Section 3.10(b) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) each agreement involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Target and/or Acquired Subsidiary, as applicable, without penalty or without more than 30 days’ notice;

(ii) all agreements that relate to the sale of any assets;

(iii) except for agreements relating to trade payables, all agreements relating to Indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $100,000;

(iv) all agreements between or among a Target or Acquired Subsidiary on the one hand and Seller or any Affiliate of Seller (other than a Target or Acquired Subsidiary) on the other hand; and

(v) all collective bargaining agreements or agreements with any labor organization, union or association.

Section 3.10 Title to Assets; Real Property.

(a) Each Target and Acquired Subsidiary has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. The Targets and Acquired Subsidiaries own all of the assets, rights and properties necessary for Buyer to operate the Business after the Closing in the same manner as conducted by Seller in the twelve (12) months prior to the date hereof. The only assets of the PA Subsidiaries are those assets necessary for the operation of the Business in the State of Pennsylvania. All such rights, properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iii) mechanics, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the ordinary course of business;

(iv) easements, rights of way, zoning ordinances, and other similar encumbrances affecting Real Property;

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(vi) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

(b) Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property involving total annual payments of at least $100,000, (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

Section 3.11 Intellectual Property.

(a) “Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights.

(b) Section 3.11(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Targets or Acquired Subsidiaries. The Targets and/or Acquired Subsidiaries own or have the right to use all Intellectual Property necessary for the conduct of the Business (the “Target Intellectual Property”).

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedules, (i) the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) to Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Target Intellectual Property. This Section 3.11(c) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property.

Section 3.12 Insurance. Section 3.12 of the Disclosure Schedules sets forth a list, as of the date hereof, of all insurance policies maintained by the Targets and Acquired Subsidiaries or with respect to which a Target or Acquired Subsidiary is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid. Except as set forth in Section 3.12 of the Disclosure Schedules, there is no claim pending or, to the Knowledge of Seller, threatened or existing facts which are reasonably likely to result in a claim under any Insurance Policy, and Seller has not made any claim against an Insurance Policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. Neither Seller, any Target, nor an Acquired Subsidiary has been denied insurance coverage for which it has applied.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by any Target or Acquired Subsidiary affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to a Target or Acquired Subsidiary).

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting a Target or Acquired Subsidiary or any of their respective properties or assets which would have a Material Adverse Effect.

Section 3.14 Compliance With Laws; Permits.

(a) Each of the Targets and Acquired Subsidiaries are in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) All Permits required for each Targets and Acquired Subsidiary to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c) None of the representations and warranties contained in Section 3.14 shall be deemed to relate to environmental matters (which are governed by Section 3.15), employee benefits matters (which are governed by Section 3.16), employment matters (which are governed by Section 3.17) or tax matters (which are governed by Section 3.18).

Section 3.15 Environmental Matters.

(a) Except as would not have a Material Adverse Effect, to Seller’s Knowledge, each of the Targets and Acquired Subsidiaries has been in compliance with all Environmental Laws and has not, and the Seller has not, within the past three (3) years, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Target and Acquired Subsidiary has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.15(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of such Target or Acquired Subsidiary.

(c) Except as would not have a Material Adverse Effect, to Seller’s Knowledge, within the past three (3) years, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of any Target or Acquired Subsidiary or any Real Property currently owned, operated or leased by any Target or Acquired Subsidiary, and neither any Target, Acquired Subsidiary, nor Sellers has received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the business of any Target or Acquired Subsidiary (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Sellers, any Target, or Acquired Subsidiary.

(d) Seller has previously delivered to Buyer and made available to Buyer in the Data Room any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of each Target and Acquired Subsidiary or any currently owned, operated or leased Real Property which are in the possession of the Seller, a Target, or an Acquired Subsidiary.

(e) The representations and warranties set forth in this Section 3.15 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.16 Employee Benefit Matters.

(a) Section 3.16(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of a Target or Acquired Subsidiary, current or former directors of a Target or Acquired Subsidiary or the beneficiaries or dependents of any such Persons, and which is maintained, sponsored, contributed to, or required to be contributed to by a Target or Acquired Subsidiary, or under which the Target or any Acquired Subsidiary has any material Liability for premiums or benefits (as listed on Section 3.16(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) Except as set forth in Section 3.16(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge, each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code).

(c) The representations and warranties set forth in this Section 3.16 are the Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.17 Employment Matters.

(a) Each Target and Acquired Subsidiary has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of a Target or Acquired Subsidiary, except to the extent non-compliance would not result in a Material Adverse Effect. Except as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against a Target or Acquired Subsidiary pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or termination of employment of any current or former employee of a Target or Acquired Subsidiary, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Law.

(b) The representations and warranties set forth in this Section 3.17 are the Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 3.18 Taxes.

(a) Except as set forth in Section 3.18 of the Disclosure Schedules:

(i) Each Target and Acquired Subsidiary has filed (taking into account any valid extensions) all Tax Returns required to be filed by such Target or Acquired Subsidiary. Such Tax Returns are true, complete and correct in all material respects. No Target or Acquired Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material amounts of Taxes required to have been withheld and paid, deducted or collected by the Seller or any Target or Acquired Subsidiary under applicable Law, including in connection with amounts paid or owing to any current or former Employee, independent contractor, creditor, shareholder or other Person, have been timely withheld, deducted or collected and paid to the appropriate taxing authority, and all IRS Forms W-2 and 1099 and other applicable forms required with respect thereto have been properly completed and timely filed.

(ii) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of a Target or Acquired Subsidiary.

(iii) There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against a Target or Acquired Subsidiary.

(iv) No Target or Acquired Subsidiary is a party to any Tax-sharing agreement.

(b) Except for certain representations related to Taxes in Section 3.16, the representations and warranties set forth in this Section 3.18 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates or their respective Representatives.

Section 3.20 FIRPTA Statement. No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.21 Cash at Closing. As of the Closing, the Targets and/or SH Subsidiaries hold and/or control cash in an aggregate amount of approximately $[______], (the “Acquired Cash”). The Targets and SH Subsidiaries own all right, title and interest to the Acquired Cash, including any interest or earnings thereon, free and clear of Encumbrances of any kind. All Acquired Cash owned by LSM and all earnings thereon are the sole and exclusive property of LSM and is managed pursuant to the LSM Investment Policy, as amended, but is otherwise free and clear of Encumbrances of any kind. The Acquired Cash owned by LSM, including any earnings thereon, have been managed by LSM in compliance with the LSM Investment Policy, all Laws, and any contracts or agreements as to Seller’s Knowledge.

Section 3.22 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Seller, the Targets, the Acquired Subsidiaries or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or a Target or an Acquired Subsidiary, including any representation or warranty as to the accuracy or completeness of any information regarding the Targets or the Acquired Subsidiaries furnished or made available to Buyer and its Representatives, or any information, documents or material delivered to Buyer/made available to Buyer in the Data Room, in management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Targets or an Acquired Subsidiary, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

Representations and warranties of buyer

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the charter or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Equity solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Equity are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Equity may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Equity for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Buyer’s purchase of the Equity is made pursuant to private negotiations and is not the result of any general advertisement or solicitation.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.06 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), and assets of the Targets and the Acquired Subsidiaries, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and, Targets, and the Acquired Subsidiaries for such purpose, and has had an opportunity to ask questions of responsible management personnel which questions have been answered to Buyer’s satisfaction. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Target, the Acquired Subsidiaries or any other Person has made any representation or warranty as to Seller, the Targets, the Acquired Subsidiaries or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V

Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing (and with respect to the PA Subsidiaries, until the transfer of the Post-Closing Equity), except as otherwise provided in this Agreement, set forth in Section 5.01 of the Disclosure Schedules, or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each Target and Acquired Subsidiary to: (a) use commercially reasonable efforts to conduct the Business in the ordinary course of business in all material respects; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of each Target and Acquired Subsidiary and to preserve its rights, franchises, goodwill and relationships with its Employees, customers, lenders, suppliers, regulators and others having business relationships with any Target or Acquired Subsidiary. From the date hereof until the Closing Date, except as otherwise provided in this Agreement, set forth in Section 5.01 of the Disclosure Schedules, or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not cause or permit a Target or any Acquired Subsidiary to take any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause each Target and Acquired Subsidiary to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements, and other documents and data related to each Target and Acquired Subsidiary; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to each Target and Acquired Subsidiary as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and each Target and Acquired Subsidiary to cooperate with Buyer in its investigation of each Target and Acquired Subsidiary; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of each Target and Acquired Subsidiary. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any Target or Acquired Subsidiary shall be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (w) cause significant competitive harm to Seller, a Target or an Acquired Subsidiary or their respective businesses if the transactions contemplated by this Agreement are not consummated; (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, any Target or Acquired Subsidiary and Buyer shall have no right to perform invasive, destructive or subsurface investigations of a Target’s properties or any other environmental sampling (such as indoor air sampling).

Section 5.03 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02 have been satisfied; provided, however, Buyer shall have the right to, but not the obligation, to terminate this Agreement by providing written notice to Seller within five (5) Business Days of its receipt of a Schedule Supplement in accordance with Section 8.01.

Section 5.04 Resignations. Seller shall deliver to Buyer written resignations or evidence of removal, effective as of the Closing Date, of the officers and directors of each Target and Acquired Subsidiary.

Section 5.05 Confidentiality.

(a) Seller Confidentiality. From and after the Closing, Seller(s) shall, and shall cause their Affiliates to, hold, and shall use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Buyer, Targets, Acquired Subsidiaries, and SHPA, except to the extent that Seller(s) and their Affiliates can show that such information (a) is generally available to and known by the public through no fault of Seller(s), their Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller(s), any of their Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller(s), any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller(s) and/or any of their Affiliates shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller(s) and/or any of their Affiliates is advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller(s) and/or any of their Affiliates shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, the Seller(s) and/or any of their Affiliates must make a press release concerning this transaction and make certain audit, financial, and informational reporting requirements under state gaming regulatory bodies, state and federal securities agencies in Israeli and under the United States securities laws and regulations; and further, Seller(s) and shall be permitted to make truthful statements regarding this transaction after reasonable notice is provided to and consultation with the Buyer and its Affiliates.

(b) Buyer Confidentiality. From and after the Closing, Buyer, Targets, and Acquired Subsidiaries shall, and shall cause their Affiliates, hold, and shall use their commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Seller(s) and their Affiliates, except to the extent that Buyer, Targets, and/or Acquired Subsidiaries can show that such information (a) is generally available to and known by the public through no fault of Buyer, Targets, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Buyer, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Buyer or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Buyer or any of its Affiliates or their respective Representatives shall promptly notify Seller in writing and shall disclose only that portion of such information which Buyer or any of its Affiliates are advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, the Buyer and/or any of its Affiliates have certain reporting requirements under state gaming regulatory bodies, and shall be permitted to make truthful statements regarding this transaction after reasonable notice is provided to and consultation with the Seller(s) and their Affiliates. Notwithstanding anything contained in this Section to the contrary, Buyer shall not have any confidentiality obligations hereunder with respect to any information that relates to the Targets, Acquired Subsidiaries, or the Business, but all statements regarding the Seller can be made after reasonable notice is provided to and in good faith consultation with the Seller and its Affiliates.

Section 5.06 Governmental Approvals and Other Third-Party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 5.07 Books and Records.

(a) In order to facilitate any audit requirements, the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of 5 years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of each Target and Acquired Subsidiary relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of such Target and Acquired Subsidiary; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer, a Target or an Acquired Subsidiary after the Closing, or for any other reasonable purpose, for a period of 6 years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to each Target and Acquired Subsidiary and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or a Target reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.07 where such access would violate any Law.

Section 5.08 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause each Target and Acquired Subsidiary to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI hereof.

Section 5.09 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.10 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.11 [RESERVED]

ARTICLE VI

Conditions to closing

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in ARTICLE III shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for each Target and Acquired Subsidiary from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Target or Acquired Subsidiary is organized.

(d) Seller shall have delivered, or caused to be delivered, to Buyer stock powers or other instruments of transfer reasonably requested by Buyer duly executed in favor of Buyer along with the following a duly executed agreements:

(i)	Post Closing Funds Management Agreement;
(ii)	Post Closing Assignment Agreement;
(iii)	Transition Services Agreement; and
(iv)	Post Closing Covenant Agreement.

(e) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(f) Buyer shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(g) Buyer shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder.

(h) Seller has delivered to Buyer a duly executed SportsHub PA, LLC Closing Agreement.

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in ARTICLE IV shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(d) Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e) Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(f) Buyer has delivered to Seller a duly executed agreements:

(i)	Post Closing Funds Management Agreement;
(ii)	Post Closing Assignment Agreement;
(iii)	Transition Services Agreement; and
(iv)	Post Closing Covenant Agreement.

ARTICLE VII

Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided, the representations and warranties in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.22, 3.19, 4.01, 4.02, 4.03, and 4.04 (collectively, the “Fundamental Representations”) shall survive the Closing Date until the expiration of the applicable statute of limitations, or until the expiration of the period in which any regulatory authority has the power to make any claims, assessment or reassessment with respect thereto, whichever is longer. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, each Seller, jointly and severally, shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any other agreement executed in connection with the transactions contemplated hereby; or

(b) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any other agreement executed in connection with the transactions contemplated hereby.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any other agreement executed in connection with the transactions contemplated hereby; or

(b) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any other agreement executed in connection with the transactions contemplated hereby.

Section 7.04 Certain Limitations. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) Except with respect to breaches or inaccuracies of any Fundamental Representation, the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $75,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) Except with respect to breaches or inaccuracies of any Fundamental Representation, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a) as the case may be, shall not exceed $2,000,000.

(c) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or a Target) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) Seller shall not be liable under this ARTICLE VII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 7.05 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the applicable Target’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08 Exclusive Remedies. Subject to Section 9.12, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, except with respect to Section 9.12, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12 or to seek any remedy on account of Fraud by any party hereto.

ARTICLE VIII

Termination

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Seller by January 31, 2024 (the “Drop Dead Date”);

(ii) any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) Buyer receives a Schedule Supplement and provides written notice to Seller within five (5) Business Days of its receipt of such Schedule Supplement.

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) that the obligations set forth in this ARTICLE VIII and Section 5.05 and ARTICLE IX shall survive termination; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE IX
Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein (including Error! Reference source not found. hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Sellers:	SharpLink Gaming Ltd. 333 Washington Ave N Suite 104 Minneapolis, MN 55401 E-mail: rob.phythian@sharplink.com Attention: Robert Phythian, CEO

with a copy to (which shall not constitute notice):	Corporate Law Partners, PLLC One Main Street SE Suite 206 Minneapolis, MN 55414 E-mail: bskjold@corporatelawpartners.com Attention: Benjamin R. Skjold
If to Buyer:	RSports Interactive, Inc. E-mail: reccker10@gmail.com Attention: Randy Eccker, President & CEO 1520 S/ 189th Ct, Omaha, NE 68130
with a copy to (which shall not constitute notice):	Erickson | Sederstrom P.C., L.L.O 10330 Regency Parkway Dr. Ste. 100 Omaha , NE 68114 3761 E-mail: wfoley@eslaw.com Attention: William T. Foley

Section 9.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 9.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09 No Third-Party Beneficiaries. Except as provided in ARTICLE VII, and Section 9.13, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MINNESOTA IN EACH CASE LOCATED IN THE CITY OF MINNEAPOLIS AND COUNTY OF HENNEPIN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Conflict Waiver; Attorney-Client Privilege.

(a) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i) Corporate Law Partners, PLLC has acted as counsel to Sellers and their Affiliates (including the Targets) (collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause each Target to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Target by (or any successor) (the “Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer, or employee of the Seller Group, in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii) Buyer shall not, and shall cause each Target not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Target by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.14(a) shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract, or otherwise.

(b) All communications prior to Closing between the Seller Group or a Target, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or any Target. Accordingly, Buyer and each Target shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to the Privileged Communication from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or any Target) shall be the sole holders of the attorney-client privilege with respect to the Privileged Communication, and none of Buyer or any Target shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of the Privileged Communication constitute property of the client, only the Seller Group (and not Buyer nor any Target) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such Privileged Communication or files containing the same to Buyer or any Target by reason of any attorney-client relationship between Seller Group Law Firm and a Target or otherwise. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Buyer or its Affiliates (including a Target), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including each Target) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including each Target) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including each Target) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately (and, in any event, within ten (10) Business Days) notify Sellers in writing so that Seller can seek a protective order. In furtherance of the foregoing, each of the parties agrees that (i) no waiver is intended by failing to remove all Privileged Communications from a Target’s files and computer systems, and (ii) after Closing the parties will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications are held and controlled by the Seller Group. Buyer agrees that after Closing none of Buyer, each Target, or their Affiliates will (i) access or review the Privileged Communications in connection with any action, litigation, claim, or dispute against or involving the Seller Group or (ii) use or assert the Privileged Communications against the Seller Group in any action, litigation, claim, or dispute against or involving the Seller Group.

(c) Notwithstanding anything contained in this Section to the contrary, Privileged Communication shall not include any communication from the Seller Group Law Firm related to the Targets, Acquired Companies or Business that does not involve the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and such communication shall belong to the Buyer, Targets, and Acquired Companies. In addition, to the extent the Seller Group Law Firm represents the Buyer, Targets, or Acquired Companies following the Closing, any communication between the Seller Group Law Firm and Buyer, Targets, or Acquired Companies shall belong to the Buyer, Targets, or Acquired Companies, as applicable and not the Seller.

(d) This Section 9.13 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived, or modified, without the prior written consent of Seller Group Law Firm.

Section 9.14 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit, or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 9.15 Counterparts and Electronic Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

SIGNATURE PAGE

PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers/representatives.

Seller:		Buyer:

SharpLink Gaming Ltd.		RSports Interactive, Inc.

By	/s/ Robert Phythian	By	/s/ Randy Eccker
Name:	Rob Phythian	Name:	Randy Eccker
Title:	CEO	Title:	President

SLG 1 Holdings, LLC

By	/s/ Robert Phythian
Name:	Rob Phythian
Title:	President

SHGN Acquisition Corp.

By	/s/ Robert Phythian
Name:	Rob Phythian
Title:	President & CEO

-48-